Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166047

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated April 22, 2010)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$199,408,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2011. You should read this Prospectus Supplement No. 7 in connection with the prospectus, dated April 22, 2010, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010 and December 15, 2010. This Prospectus Supplement No. 7 is qualified by reference to the prospectus, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010 and December 15, 2010, except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

February 16, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 16, 2011, John Nordin, Executive Vice President and Chief Information Officer of KAR Auction Services, Inc. (the “Company”), notified the Company that he will be leaving the Company on February 18, 2011 for personal, family reasons. Mr. Nordin advised that he will be moving back to Chicago, Illinois to be closer to his family. Mr. Nordin has led the Company’s Information Technology Department since April 2007 and prior to that led Insurance Auto Auction, Inc.’s Information Technology Department as IAA’s Vice President, Chief Information Officer between November 2003 and April 2007.

The Company and Mr. Nordin intend to enter into a severance agreement on February 18, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2011	KAR AUCTION SERVICES, INC.

	By:	/s/ Rebecca C. Polak
	Name:	Rebecca C. Polak
	Title:	Executive Vice President, General Counsel and Secretary